Exhibit 99.1

Nuwellis, Inc. Announces Passage of Warrant Proposal

January 4, 2023

MINNEAPOLIS, Jan. 04, 2023 (GLOBE NEWSWIRE) -- Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company focused on transforming the lives of people with fluid overload, today announced that the Company held its adjourned special meeting of stockholders on January 4, 2023 at 2:00 p.m. (Central Time) (the “Special Meeting”).  At the time of the Special Meeting, stockholders (i) approved the Warrant Proposal (as defined below) and (ii) authorized one or more adjournments of the meeting of stockholders to solicit additional proxies in the event there were insufficient votes to approve the Warrant Proposal.

A total of 3,815,782 shares of the Company’s common stock were present at the Special Meeting virtually or by proxy, which represents approximately 36% of the shares of common stock outstanding as of the record date for the Special Meeting.

The results of the voting are shown below:

Proposal 1 - To approve pursuant to Nasdaq Listing Rule 5635(d) and Nasdaq’s interpretations and guidance thereunder, the issuance of up to 66,226,752 shares of the Company’s common stock (as the same is to be adjusted for the reverse stock split effectuated by the Company on December 9, 2022) upon the exercise of its warrants issued to investors in its underwritten offering that closed on October 18, 2022 (“October 2022 Underwritten Offering”) that may be equal to or exceed 20% of the Company’s common stock outstanding before the October 2022 Underwritten Offering (the “Warrant Proposal”).
VOTES FOR	VOTES AGAINST	ABSTAIN
1,955,994	1,791,220	68,568

Proposal 2 - To authorize one or more adjournments of the stockholder meeting to solicit additional proxies in the event there are insufficient votes to approve the Warrant Proposal.
VOTES FOR	VOTES AGAINST	ABSTAIN
1,971,645	1,746,660	97,477

The vote numbers above reflect share amounts as of the meeting record date and are not adjusted for the reverse stock split effectuated by the Company on December 9, 2022.
About Nuwellis
Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, Minnesota, with a wholly owned subsidiary in Ireland.

About the Aquadex SmartFlow System
The Aquadex SmartFlow system delivers clinically superior therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

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CONTACTS
INVESTORS:
Vivian Cervantes
Gilmartin Group LLC
ir@nuwellis.com

 MEDIA:
Annika Parrish
Heath+Commerce
annika@healthandcommerce.com